CAPSTAR SPECIAL PURPOSE ACQUISITION CORP.
405 West 14th Street

Austin, TX 78701

June 30, 2020

VIA EDGAR

United States Securities and Exchange Commission
Division of Corporation Finance

100 F. Street, N.E.
Washington, D.C. 20549
Attention:  Anuja A. Majmudar

Re:                             Capstar Special Purpose Acquisition Corp.
Registration Statement on Form S-1
File No. 333-239094

Dear Ms. Majmudar:

Capstar Special Purpose Acquisition Corp. (the “Company”) hereby requests that the effective date of the Company’s Registration Statement on Form S-1, as amended (File No. 333-239094), be accelerated under Rule 461 of the Securities Act of 1933, as amended, so that it will be declared effective at 4:00 p.m., Eastern time, on Wednesday, July 1, 2020, or as soon thereafter as possible.

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Sincerely,

CAPSTAR SPECIAL PURPOSE ACQUISITION CORP.

By:	/s/ R. Steven Hicks
	Name:	R. Steven Hicks
	Title:	Chairman, Chief Executive Officer and Chief Financial Officer

[Signature Page to Acceleration Request]